                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                               Enesco Group, Inc.
                     --------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                     --------------------------------------
                         (Title of Class of Securities)

                                    292973104
                              ---------------------
                                 (CUSIP Number)

                                December 31, 1998
                              --------------------
                                     (Date)

        Check the following box if fee is being paid with this statement

              -----------------------------------------------------








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
CUSIP NO.     292973104
              -----------

--------------------------------------------------------------------------------

1)       Names of Reporting Persons                  I.R.S. No.  31-0738296
         S.S. or I.R.S. Identification Nos. of         BANK ONE CORPORATION
         Above Persons
--------------------------------------------------------------------------------

2)       Check the Appropriate Box if a
         Member of a Group                              (a)
                                                           ----------
         (See Instructions)                             (b)
                                                           ----------
--------------------------------------------------------------------------------

3)       SEC Use only
--------------------------------------------------------------------------------

4)       Citizenship or Place of
         Organization                                    ILLINOIS
--------------------------------------------------------------------------------

Number of Shares                    (5)  Sole Voting Power         880,878
Beneficially                                                   -----------------
Owned by                            (6)  Shared Voting Power         0
Each Reporting                                                 -----------------
Person with                         (7)  Sole Dispositive Power    880,353
                                                               -----------------
                                    (8)  Shared Dispositive Power   175
                                                               -----------------
--------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially                             880,878
         Owned by Each Reporting Person                        -----------------
--------------------------------------------------------------------------------

10)      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions)
--------------------------------------------------------------------------------

11)      Percent of Class Represented
         by Amount in Row 9                                        5.52%
                                                               -----------------
--------------------------------------------------------------------------------

12)      Type of Reporting Person
         (See Instructions)                                          HC
                                                               -----------------



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--------------------------------------------------------------------------------
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 1

Item 1(a)  Name of Issuer:                          Enesco Group, Inc.
                                                    ----------------------------
Item 1(b)  Address of Issuer's principal executive
           offices:                                 333 Western Ave.
                                                    ----------------------------
                                                    Westfield, MA
                                                    ----------------------------
                                                    01085-2560
                                                    ----------------------------

Item 2(a)  Name of person filing:                   BANK ONE CORPORATION

Item 2(b)  Address of principal business            One First National Plaza
           office or, if none residence:            Chicago, IL 60670

Item 2(c)  Citizenship:                             Not Applicable

Item 2(d)  Title of class of securities:            Common Stock
                                                    ----------------------------
Item 2(e)  CUSIP No.:                               292973104
                                                    ----------------------------

Item 3.    This statement is filed pursuant to Rule 13d-1(c).

Item 4.    Ownership

           This beneficial ownership by BANK ONE CORPORATION with respect to common shares of  Enesco Group, Inc.
                                ----------------------------------------------
                                                                               :
           -------------------------------------------------------------------

           (a) Amount beneficially owned:                        880,878
                                                        ------------------------
           (b) Percent of class                                   5.52%
                                                        ------------------------

           (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:         880,878
                                                                      ----------
               (ii)  Shared power to vote or to direct the vote:            0
                                                                      ----------
               (iii) Sole power to dispose or to direct the
                     disposition of:                                   880,353
                                                                      ----------
               (iv)  Shared power to dispose or to direct the
                     disposition of:                                     175
                                                                      ----------


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Item 5.  Ownership of 5 percent or less of a Class.                     N/A
                                                                     ----------

Item 6.  Ownership of More than 5 percent on Behalf of Another Person.  N/A
                                                                     ----------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                                                                  -------------

                             Bank One Trust Co., NA
                             Pegasus Funds
                             NBD Bank (Michigan)
                             NBD Bank (Indiana, NA)

Item 8.  Identification and Classification of Members of the Group.    N/A
                                                                     ----------

Item 9.  Notice of Dissolution of Group.                               N/A
                                                                     ----------

Item 10.          Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated:   2/1/99
      -------------
                                             BANK ONE CORPORATION

                                             By:  /s/ DAVID J. KUNDERT
                                                  David J. Kundert
                                                  EXECUTIVE VICE PRESIDENT